ICON Health & Fitness, Inc. Results of Operations October 12, 2004

Logan, Utah - October 12, 2004 - ICON Health & Fitness, Inc. (the "Company") today reported results of operations for the first quarter of fiscal 2005 which ended August 28, 2004. For the first quarter of fiscal 2005, the Company reported net sales of $170.3 million, compared to $197.8 million for the first quarter of fiscal 2004 which ended August 30, 2003, which represents a $27.5 million, or a 13.9% decrease over the first quartar of fiscal 2004. Sales for the first quarter of fiscal 2004 were historically high, and therefore the Company expected a softer first quarter in fiscal 2005. Due to soft consumer demand in a challenging economic environment through the summer, results were lower than anticipated.

Net loss for the the first quarter of fiscal 2005 was $20.8 million, compared to a net loss of $1.7 million for the first quarter of fiscal 2004. Net loss before taxes for the first quarter of fiscal 2005 was $30.7 million, compared to a net loss before taxes of $1.3 million for the first quarter of fiscal 2004. The benefit from taxes for the first quarter of fiscal 2005 was $9.9 million compared to a provision of $0.4 million in the first quarter of fiscal 2004. Depreciation and amortization for the first quarter of fiscal 2005 was $5.8 million compared to $5.5 million for the first quarter of fiscal 2004. Interest expense, including amortization of deferred financing fees, for the first quarter of fiscal 2005 was $6.3 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $6.0 million.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through early spring. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, the Company builds product inventory to prepare for the heavy demand anticipated during the upcoming peak season. This operating strategy helps the Company to realize the efficiencies of a steady pace of year-round production.

The Company believes earnings before net interest expense, income taxes, depreciation and amortization ("EBITDA") is helpful in evaluating its operating performance and a useful measure of cash generating ability. EBITDA for the first quarter of fiscal 2005 was negative $18.6 million compared to $10.2 million for the first quarter of fiscal 2004. EBITDA for the first quarter of fiscal 2004 was historically high, and therefore the Company expected a softer first quarter in fiscal 2005. Due to a challenging economic environment through the summer, results were lower than anticipated. Management considers EBITDA to be one measure of the cash flows from operations of the Company before debt service that provides a relevant basis for comparison, and EBITDA is presented to assist investors in analyzing the performance of the Company. EBITDA is a non-GAAP measure and should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of the overall financial performance of the Company. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The following is a reconciliation of net income (loss) to EBITDA for the first quarter ended August 28, 2004 and August 30, 2003:

August 28, 2004	August 30, 2003

Net loss	$(20.8)	$(1.7)
Add back:
Depreciation and amortization	5.8	5.5
Provision (benefit) for income tax	(9.9)	0.4
Interest expense	6.0	6.0
Amortization of deferred financing fees	0.3	-

EBITDA	$(18.6)	$10.2

Total assets for the first quarter of fiscal 2005 and the fiscal year ended May 31, 2004 were $601.0 million and $558.5 million, respectively. The increase in assets was primarily attributable to the increase in inventory. Inventory increased as a result of higher commodity prices particularly steel, plastics and wood, changes in inventory mix and production for the upcoming busy season. In addition, first quarter sales for fiscal 2005 were below Company expectations and inventory purchases for the first quarter of fiscal 2005 were based upon those expectations. However, at this point in the Company's business cycle, the Company expects the inventory to be absorbed through normal business channels, consistent with past experience, primarily in the second and third quarter of fiscal 2005. Net debt (current portion of long-term debt plus long-term debt less cash) for the three-month period ended August 28, 2004 and the fiscal year ended May 31, 2004 was $339.7 million and $283.9 million, respectively. This increase represented the amounts to fund operating activities for the period, including capital expenditures purchases which were $9.0 million compared to capital expenditures of $5.6 million in the first quarter of fiscal 2004.

The Company will hold a conference call with investors on Wednesday, October 13, 2004; at 4:30 p.m. EST to discuss its financial results for the first quarter of fiscal 2005 filed on Form 10-Q with the Securities and Exchange Commission on October 12, 2004. The Form 10-Q can be accessed at www.sec.gov. ICON Chairman and CEO, David J. Watterson and CFO, Fred Beck, will co-host the call.

To participate by phone, please dial 888-455-9642. Callers should ask to be connected to the "ICON EARNINGS" conference call.

The Company is one of the largest manufacturer's and marketer's of fitness equipment. The Company is headquartered in Logan, Utah and has approximately 5,000 employees worldwide. The Company develops, manufactures and markets fitness equipment under the following company-owned brand names: ProForm, NordicTrack, Weslo, HealthRider, Image, JumpKing, Weider, Epic, Free Motion Fitness and, under license, Reebok and Gold's Gym.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in the Company's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com